Exhibit 11


                   CACI INTERNATIONAL INC AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
                (amounts in thousands, except per share data)



                                              Three Months Ended
                                                 September 30,
                                               1998       1997
                                             -------------------

Net income                                   $ 3,139     $ 2,432

Average shares outstanding
  during the period                           10,858      10,705

Dilutive effect of stock options after
  application of treasury stock method           344             370
                                             -------     -------

Average number of shares
  outstanding during the period               11,202      11,075
                                             =======     =======

Basic earnings per common share              $  0.29     $  0.23
                                             =======     =======

Diluted earnings per share                   $  0.28     $  0.22
                                             =======     =======